                                                                    EXHIBIT 5.1

                         [King & Spalding Letterhead]

                              September 27, 2002




Trover Solutions, Inc.
1600 Waterson Tower
Louisville, Kentucky 40218

         Re:      Registration Statement on Form S-8
                  260,000 shares of Common Stock of Trover Solutions, Inc.


Ladies and Gentlemen:

                  We have acted as counsel for Trover Solutions, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 260,000 shares of the Company's Common Stock, par value $.001 per share (the "Shares") issuable by the Company as follows: (i) up to 250,000 Shares issuable pursuant to the Trover Solutions, Inc. Outside Directors Equity Compensation Plan ("Directors Plan"), and (ii) the issuance of a grant of restricted stock of 10,000 Shares to be awarded to Thomas Quinn under the Restricted Stocks Award Agreement, dated as of
February 1, 2002 ("Award Agreement").

                  In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and of public officials.

                  The opinions expressed herein are limited in all respects to the federal laws of the United States of America, the laws of the State of Georgia and the corporate laws of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

                  Based upon and subject to the foregoing, we are of the opinion that:

                      (i)  The Shares are duly authorized.

                      (ii) Upon the issuance of the Shares as provided in accordance with the terms of the Directors Plan and the Award Agreement, the Shares will be validly issued, fully paid and nonassessable.

                  This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

                  We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                            Very truly yours,


                                            /s/ King & Spalding